                                                                  EXHIBIT 4.1

                         CERTIFICATE OF DESIGNATION OF
                              PREFERENCES OF THE
                           SERIES A PREFERRED STOCK
                              OF TETRA TECH, INC.
                         -----------------------------

                         Pursuant to Section 151 of the
                         General Corporation Law of the
                               State of Delaware
                         -----------------------------


          The undersigned, Li-San Hwang and Richard A. Lemmon, hereby certify as follows:

          A. That Li-San Hwang is, and at all times herein mentioned was, the duly elected and acting Chief Executive Officer of Tetra Tech, Inc., a Delaware corporation (the "Corporation"), and that Richard A. Lemmon is, and at all times herein mentioned was, the duly elected and acting Secretary of the Corporation.

          B. That the following resolution was duly adopted by the Board of Directors of the Corporation:

          RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation, designated as "Series A Preferred Stock", which series shall consist of One Million Two Hundred Thirty-One Thousand Eight Hundred Forty (1,231,840) shares, $0.01 par value per share. In addition to those set forth in the Certificate of Incorporation of the Corporation, the shares of Series A Preferred Stock shall have the powers and preferences, the participating, optional or other special rights, and the qualifications, limitations or restrictions set forth below:

          1.   Definitions.  As used in this resolution, the following terms
               -----------
shall have the meanings indicated:

               (a) "Board" shall mean the Board of Directors of the Corporation.

               (b) "Common Stock" shall mean the Common Stock, $0.01 par value, per share issued or to be issued by the Corporation.

               (c)  "Corporation" shall mean Tetra Tech, Inc.

               (d) "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.01 par value per share, issued or to be issued by the Corporation.
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          2.   Dividends.
               ---------

               (a) The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, such cash dividends as the Board in its discretion may declare from time to time, at such rate and on such date as the Board may determine with respect to any such dividend, pari passu with any dividends paid on the Common Stock, in an amount per share equal to the per share amount paid with respect to the Common Stock, calculated as if each share of Series A Preferred Stock represented the number of shares of Common Stock into which it is or would be convertible (assuming such shares of Series A Preferred Stock were then convertible) as of the record date fixed for determination of the holders of Common Stock of the Corporation then entitled to receive such distribution. No cash dividend shall be declared or paid to holders of the Common Stock unless at the same time a cash dividend is declared and paid with respect to the Series A Preferred Stock.

               (b) In the event the Corporation shall declare a distribution payable in (i) securities of other persons, (ii) evidences of indebtedness issued by the Corporation or other persons, (iii) assets (excluding cash dividends), or (iv) options or rights to purchase capital stock or evidences of indebtedness in the Corporation of other persons, then, in each such case for the purpose of this Section 2(b), the holders of the Series A Preferred Stock
                    ------------
shall be entitled to a proportionate share of any such distribution as if they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are or would be convertible (assuming such shares of Series A Preferred Stock were then convertible) as of the record date fixed for determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          3.   Liquidation Rights.
               ------------------

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series A Preferred Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other class or series of the Corporation's capital stock, including without limitation, shares of Common Stock, an amount equal to $19.75 per share of Series A Preferred Stock then outstanding, times the Conversion Ratio (as defined in Section 5(a) below), plus all accrued but
                                    ------------
unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the outstanding shares of Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of outstanding shares of Series A Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series A Preferred Stock held by each holder.

                                      2.

               (b) After the payment or setting apart of the payment to the holders of outstanding shares of Series A Preferred Stock of the preferential amounts aforesaid, the holders of Series A Preferred Stock shall be entitled to receive the remaining assets of the Corporation available for distribution pro rata with the other holders of shares of capital stock of the Corporation as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are or would be convertible (assuming such shares of Series A Preferred Stock were then convertible) as of the record date applicable to such distribution, but only to the extent that the amount payable pursuant to this Section 3(b) exceeds the
                                                    ------------
amount payable to the holders of Series A Preferred Stock under Section 3(a)
                                                                ------------
above.

               (c) Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation into the Corporation, nor the purchase or redemption of all or part of the outstanding shares of any class or classes of stock of the Corporation, nor a sale or transfer of all or any part of its assets, shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section
                                                                        -------
3(c).
----

          4.   Voting Rights.  At all meetings of the stockholders of the
               -------------
Corporation and in the case of any actions of stockholders in lieu of a meeting, each holder of shares of Series A Preferred Stock shall be entitled to that number of votes per share of Series A Preferred Stock held to which such holder would be entitled if such holder were the holder of the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock are or would be convertible (assuming such shares of Series A Preferred Stock were then convertible) as of the record date applicable to such stockholder vote. Except as otherwise expressly provided in Section 6 below or as required by law, the
                                   ---------
holders of Common Stock and Series A Preferred Stock shall vote together as a single class in accordance with the preceding sentence, and neither the Common Stock nor the Series A Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.

          5.   Automatic Conversion.
               --------------------

               (a) Each share of Series A Preferred Stock shall automatically be converted (the "Conversion") into one share of Common Stock, subject to adjustment as described herein ("Conversion Ratio"), immediately upon the filing of an amendment to the Corporation's Certificate of Incorporation which increases the number of authorized shares of Common Stock to a number sufficient to permit the Conversion of all the then outstanding shares of Series A Preferred Stock.

               (b)  Upon the occurrence of the event specified in Section 5(a)
                                                                  ------------
above the outstanding shares of the Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, from and after the date of automatic conversion, certificates representing shares of Series A Preferred

                                      3.

Stock shall be deemed to represent the number of shares of Common Stock shown on the face of such stock certificates, times the Conversion Ratio; provided,
                                                                 --------
however, that the Corporation shall not be obligated to issue certificates
-------
evidencing the shares of Common Stock issuable upon the Conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of the Conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered were convertible on the date on which the Conversion occurred, and the Corporation shall promptly pay in cash all declared and unpaid dividends on the shares of the Series A Preferred Stock being converted, to and including the date of Conversion.

               (c) No fractional shares of Common Stock shall be issued upon Conversion of the Series A Preferred Stock. Whether or not fractional shares would be issuable upon such Conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock being converted into Common Stock and the number of shares of Common Stock issuable upon such aggregate Conversion. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the closing price of the Common Stock on the Nasdaq Stock Market on the date of Conversion.

          6.   Adjustments.
               -----------

               (a) The Conversion Ratio shall be subject to adjustment as follows:

                    (i) In the event the Corporation shall at any time (A) pay a dividend or make a distribution to holders of Common Stock in shares of capital stock, (B) subdivide its outstanding shares of Common Stock into a larger number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or
          (D) issue by reclassification of its shares of Common Stock any shares of the Corporation, the Conversion Ratio in effect immediately prior thereto shall be adjusted as provided below so that the holder of any shares of Series A Preferred Stock thereafter surrendered for Conversion shall be entitled to receive the number of shares of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the happening of such event. Any adjustment made pursuant to this subparagraph (i) shall become effective retroactively immediately
               ----------------
          after the record date in the case of a

                                      4.

          dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                    (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price (as hereinafter defined) per share of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

                    (iii) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities issued by the Corporation or property of the Corporation (excluding those referred to in subparagraph (ii) above), then in each such case the
                         -----------------
          number of shares of Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction, of which the numerator shall be the current market price per share of the Common Stock, and of which the denominator shall be such current market price per share of Common Stock, less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidence of indebtedness so distributed or of such rights or warrants applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

                    (iv) If any such rights or warrants referred to above shall expire without having been exercised, the Conversion Ratio as theretofore adjusted because of the issue of such rights or warrants shall forthwith be readjusted to the Conversion Ratio which would have been in effect had an

                                      5.

          adjustment been made on the basis that only the rights or warrants so issued or sold were those rights or warrants actually exercised and that with respect to any such rights or warrants to subscribe for or purchase securities issued by the Corporation, other than Common Stock or property of the Corporation, the fair market value thereof shall be the fair market value of the rights or warrants actually exercised.
          If any such rights or warrants shall expire without having been exercised, the Conversion Ratio as theretofore adjusted because of the issue of such rights or warrants shall forthwith be readjusted to the Conversion Ratio which would have been in effect had an adjustment been made on the basis that the only rights or warrants, so issued or sold, were those rights or warrants actually exercised and that with respect to any such rights or warrants to subscribe for or purchase securities issued by the Corporation, other than Common Stock, or property of the Corporation the fair market value thereof shall be the fair market value of the rights or warrants actually exercised.

          For the purpose of any computation under this Section 6(a), the
                                                        ------------
current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 15 consecutive business days commencing 30 business days before the day in question. The closing price for each day shall be the last reported sale price or, in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the Nasdaq National Market System, or, if the Common Stock is not listed or admitted to trading on the Nasdaq National Market System, the average of the closing bid and asked prices as furnished by any New York Stock Exchange firm selected from time to time by the Corporation for the purpose.

          All calculations under this Section 6(a) shall be made to the nearest
                                      ------------
cent or to the nearest 1/100th of a share as the case may be.

               (b) No adjustment of the Conversion Ratio shall be made as a result of or in connection with the issuance of Common Stock pursuant to options or stock purchase agreements now or hereafter granted or entered into with directors, officers or employees of the Corporation or its subsidiaries in connection with their employment, whether entered into at the beginning of the employment or at any time thereafter.

               (c)  In case of:

                    (i)       any capital reorganization of the Corporation, or

                    (ii) the consolidation or merger of the Corporation with or into another corporation, or

                    (iii) a statutory share exchange whereby the Corporation's Common Stock is converted into property other than cash, or

                                      6.

                    (iv) the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation as a result of which sale, transfer or other disposition property other than cash shall be payable or distributable to the holders of the Common Stock, then, in each such case, each share of Series A Preferred Stock shall thereafter be convertible into the number and class of shares or other securities or property of the Corporation, or of the corporation resulting from such consolidation or merger or with or to which such statutory share exchange, sale, transfer or other disposition shall have been made, to which the Common Stock otherwise issuable upon conversion of such shares of Series A Preferred Stock would have been entitled upon such reorganization, consolidation, merger, statutory share exchange, or sale, transfer or other disposition if outstanding at the time thereof; and in any such case appropriate adjustment, as determined by the Board of Directors, shall be made in the application of the provisions set forth in this Section 6 with respect to the conversion
                                       ---------
          rights thereafter of the holders of the Series A Preferred Stock, to the end that such provisions shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or securities or other property thereafter issuable or deliverable upon the conversion of Series A Preferred Stock. Proper provision shall be made as a part of the terms of any such reorganization, consolidation, merger, statutory share exchange or sale, transfer or other disposition whereby the conversion rights of the holders of Series A Preferred Stock shall be protected and preserved in accordance with the provisions of this

          Section 6(c).  The provisions of this Section 6(c) shall similarly
          ------------                          ------------
          apply to successive capital reorganizations, consolidations, mergers, statutory share exchanges, sales, transfers or other dispositions of property as aforesaid.

               (d) Whenever the Conversion Ratio shall be adjusted as herein provided, the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series A Preferred Stock a notice stating that the Conversion Ratio has been adjusted and setting forth the adjusted Conversion Ratio, together with an explanation of the calculation of the same.

               (e) If the Corporation shall be party to, or shall have announced or entered into an agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets (each of the foregoing, a "Transaction") in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), the holder of shares of Series A Preferred Stock shall have the right after such Transaction to convert such shares into the number and kind of shares of stock or other securities and the amount and kind of property receivable upon such Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock immediately prior to such Transaction. The Corporation shall not be party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 6(e), and it shall not consent to or agree to the
                   ------------

                                      7.

occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock, thereby enabling the holders of Series A Preferred Stock to receive the benefits of this Section 6(e)
                                                                    ------------
and the other provisions of this Certificate of Designation. Without limiting the generality of the foregoing, provision shall be made for adjustments in the Conversion Ratio which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6(a). The provisions of this Section
                                ------------                          -------
6(e) shall similarly apply to successive Transactions.
----

               (f) In the event that the Corporation shall propose to effect any Transaction which would result in an adjustment under Section 6(e), the
                                                          ------------
Corporation shall cause to be mailed to the holders of record of Series A Preferred Stock at least 20 days prior to the applicable date hereinafter specified a notice stating the date on which such Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Transaction. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such Transaction.

          7.   Other.
               -----

               (a) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer of shares of Series A Preferred Stock or any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted are registered, and the Corporation shall not be required to transfer any such shares of Series A Preferred Stock or to issue or deliver any such shares of Common Stock unless and until the person(s) requesting such transfer or issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

               (b) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

               (c) Holders of Series A Preferred Stock shall be entitled to receive copies of all communications by the Corporation to its holders of Common Stock, concurrently with the distribution to such stockholders.

                                      8.

               (d) The Corporation warrants that all shares of Common Stock issued upon conversion of shares of Series A Preferred Stock will upon issue be fully paid and nonassessable by the Corporation and free from original issue taxes.

          8.   Reacquired Shares.  Shares of Series A Preferred Stock converted,
               -----------------
redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

          9.   Restrictions and Limitations.
               ----------------------------

               (a) The Corporation shall not, without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class (i) amend or modify the Corporation's Certificate of Incorporation or Bylaws so as to adversely affect the rights, preferences, qualification, limitations or restrictions of the Series A Preferred Stock; or (ii) amend this Section 9(a).
                                    ------------

               (b)  Except as otherwise expressly provided in this Section 9,
                                                                   ---------
any changes or amendments to the powers, preferences, and relative, participating, optional or other special rights, or the qualifications, limitations or restrictions thereof, with respect to the outstanding shares of Series A Preferred Stock may be made in accordance with applicable law.


          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences of the Series A Preferred Stock of the Corporation to be signed by its duly authorized officer this 11th day of June, 1997.



                                   ---------------------------------------------
                                   Li-San Hwang
                                   President and Chief Executive Officer

                                      9.